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                                                                    EXHIBIT 99.1

                         NCO PORTFOLIO MANAGEMENT, INC.

                           Moderator: Michael Barrist
                                November 5, 2003
                                  10:00 am EST

Operator:             Good morning, my name is Jessica. And, I will be your
                      conference facilitator today. At this time, I would like to welcome everyone to the NCO Portfolio Management, Inc.
                      conference call led by Mr. Michael Barrist, Chairman and Chief Executive Officer and Mr. Rick Palmer, Chief
                      Financial Officer.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

                      If you would like to withdraw your question, press the pound key. Thank you, Mr. Barrist, you may begin your conference.

Michael Barrist:      Great, thank you. And, I'd like to thank everyone for
                      joining NCO Portfolio Management's Third Quarter Investor
                      Conference Call. Statements in this conference call and our press release issued yesterday, other than historical facts, are forward-looking statements as defined under federal security laws.

                      Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the company's earnings press release issued earlier today and in the company's SEC filing including its most recent Form 10K. A copy of which may be obtained from the company without charge.

                      The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur, or otherwise.

                      Today's call will be broken into several sections. First, I'll provide an operational recap of the quarter. I will then review the quarterly operational results, our current operating environment, and guidance.

                      Rick Palmer, our Chief Financial Officer will provide a detailed financial recap of the quarter. And then we will open it up for questions. Before I begin my prepared comments on the quarter, I'd like to bring everyone up to date on the previously announced acquisition proposal the company received from NCO Group.

                      On October 22, 2003, we announced that NCO Group proposed to acquire all the outstanding common stock of NCPM owned by the minority stockholders of NCPM. NCO Group currently owns approximately 63% of the outstanding shares of NCPM.

                      Under the proposal, NCO Group will issue NCOG common stock with the a market value of $7.05 per share to the minority stakeholders of NCPM for each share of NCPM common stock, but not more than .3066 shares and not less than .2712 shares of NCOG common stock per share of NCPM common stock.

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                      The fair market value will be based on the average closing price of NCOG common stock during the 20 trading day period ending 2 trading days prior to the closing date of the proposed transaction.

                      The board of directors of NCPM has formed a special committee of the independent directors of NCPM to evaluate the proposal. The special committee has retained legal counsel and investment bankers to assist it in this process.

                      The proposal is subject to customary terms and conditions including the execution of a definitive merger agreement, the receipt of all applicable regulatory approvals, and the approval of the definitive merger agreement by the boards of directors of both companies and the stockholders of NCPM.

                      We will make no further comments about this proposal during the call and request that investors refrain from asking questions about the proposal as that we are unable to answer them at this time.

                      During the third quarter, NCO Portfolio met its operational and financial objectives and exceeded its previous range of earnings guidance. Revenue and net income for the quarter were $18.8 million and $1.9 million, respectively.

                      Earnings per share was 14 cents on a diluted basis. During the quarter, the availability of portfolios in the market place continued to be stable. The company purchased approximately $332.9 million of accounts for an aggregate price of approximately $13.9 million or about 4.17 cents on a dollar.

                      The Marlin Joint Venture, which is our vehicle for exploiting utility and health care space, continues to produce positive results. Through our joint venture, we purchased $623.7 million of accounts for a purchase price of $5.5 million or about .88 cents on a dollar.

                      While our ability to purchase at our range has continued to improve over the last several quarters, we continue to be cautious about the sustainability of this trend, since there continues to be a significant influx of capital being deployed in the market, as some deals continue to price outside of our targeted level of profitability.

                      During the quarter, we recognized approximately 51% of collections as revenue and allocated the remaining 49% to amortization. Our percentage of revenue to collections continues to be below historical levels, as the older portfolios transition to a greater percentage of amortization.

                      This trend is to be expected and will reverse if we continue to operate in a more favorable purchase environment for an extended period of time, as the ratio of newer portfolios to older portfolios improves.

                      Additionally, during the quarter, NCO Portfolio continued to incur impairment charges on several of our older portfolios. This trend primarily affects portfolios that were purchased prior to the downturn of the economy.

                      As we have discussed in prior calls, portfolios that become impaired go into a cost recovery mode, whereby all collections we receive are applied to the remaining carrying value on our books.

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                      Over the past few quarters, we have discussed a series of
                      initiatives that were put into place to improve collections and streamline NPCM's cost structure including a balance transfer program with a major credit card issuer.

                      This program has been successful and as Rick will discuss in a few moments, was one of the reasons for the better than expected results during the quarter.

                      During the quarter, we continue to purchase certain pools of accounts in conjunction with other buyers. This policy continues to help us to take advantage of larger opportunities, while managing the amount of risk associated with any given pool. Another advantage of these transactions is our ability to benchmark our performance against our peers on comparable receivables.

                      We continue to receive a lot of calls from investors questioning our tenure and collections per employee on our purchase portfolio. During the third quarter, NCO Group's average tenure of the employees utilized to collect our portfolios was 1.3 years and the average collections for those collectors were $22,440.

                      As we move into the last quarter of the year, we will continue to maintain the discipline required to create long-term shareholder value. As always, we'll focus on growth within the confines of strict adherence to our underwriting model. With that said, we are reiterating our previous guidance for the fourth quarter of between 5 and 10 cents per share. I will now turn the call over to Rick Palmer for a financial recap.

Rick Palmer:          Thank you, Michael.

                      Before I get started, I would like to point out the collections from each of the quarters we will discuss includes proceeds from the sale of accounts, whether selected non-performing accounts from existing portfolios or resale of accounts that generally occur immediately upon purchase of a portfolio. Since we expect to have similar programs effect future quarters, we think breaking out the effect on the revenue recognition percentage and blended servicing fee rates without the sales is no longer meaningful. However, we will continue to disclose the sale proceeds included in collections each quarter.

                      Collections for the quarter were $36.7 million. Collections after amortization of principal yielded revenues of $18.8 million for a revenue recognition percentage, or RRP, of 51% collections. Collections and the RRP were in line with our expectations.

                      Collections this quarter were $1.1 million ahead of last quarter's. Collections last quarter were $35.6 million, which generated $18.1 million for a revenue recognition percentage of 51%.

                      Collections for the third quarter of last year were $29.4 million, which produced $16.3 million in revenue for a 56% revenue recognition percentage.

                      Included in the collections this quarter, was $868,000 of proceeds from the sale of selected non-performing accounts to a leading credit card issuer. These proceeds were the balance of the proceeds from a sales program initiated in the third quarter of last year.

                      As previously disclosed in September 2002, we received $1.7 million in proceeds as the initial guaranteed payment on the accounts. The balance of the proceeds as finally determined were due upon the completion of the secured card offering by the card issuer, which occurred in the third quarter of this year.

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                      Collections in the third quarter of 2002 included $1.7
                      million on nonperforming account sale proceeds, which we just discussed.

                      As you would expect, as collections on older files started to decline, collections on newer purchases start to rise to fill in the gap.

                      Collections and revenues on recent quarter's purchases made in anticipation of the current economic outlook are performing at or above target, generally exceeding our expectations for the third quarter offsetting some of the underperformance that we continue to experience on files purchased in earlier years.

                      Compared to a year ago, purchased in 2002 and the first 9 months of 2003, contributed significantly to the increase in collection this quarter over the quarter a year ago.

                      The revenue recognition percentage was essentially flat this quarter and last quarter at 51%, down compared to last year due principally to the effect that lower collections have on the IRRs on older, under performing portfolios.

                      However, the RRP was stable at 51% for the last four quarters. Under performance on some of the older portfolios resulted in several quarters of decline in the RRP through September 2002. The more recent purchases discussed previously, are starting to overtake those portfolios. The result is a stabilizing RRP that will improve over time.

                      As we move onto operating expenses and collection ratios, please note that our press release table now excludes collections on our off balance sheet securitization Creditrust 98-2. Prior periods have been reclassified for comparative purposes.

                      Operating expenses were $13.7 million compared to $14.1 million last quarter and $10.5 million in the third quarter of last year.

                      Included in operating expense are servicing fees of $12.3 million compared to $12 million in last quarter and $8.9 million in the third quarter of last year. It is important when analyzing the results to remember that servicing fees are paid as a commission on collections and not on revenue.

                      Accordingly, strong collections result in higher commissions. Interestingly, the effect of commissions is actually higher than the effect on revenues. Strong collections increase our revenue over time but the higher service fees remain in the current quarter. Of course, in the long run the stronger the collections, the stronger the profits and profitability. Servicing fees as a percentage of collections were a blended 34% this quarter, in line with our expectations.

                      Last quarter's servicing fees as a percent of collections was a blended 34% as well. Servicing fees were 30% of collections in the third quarter of last year. The increase in servicing fees over last year is principally due to increases in collections, and to a lesser extent, increase in the overall rates we pay in servicing costs.

                      Servicing rates have generally risen as files become somewhat more seasoned or we purchase more seasoned products, and where legal contingency and third party outsourcing by NCO Group is passed through at higher servicing rates demanded in the market.

                      All of the servicing fees this quarter, last quarter, and the third quarter of last year were paid to NCO Group.

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                      Continuing on to impairment on purchase receivables.
                      Collection shortfalls in this quarter on certain portfolios acquired over two to three years ago in a more favorable economic climate, resulted in further reduction in future collection estimates, significant enough to create impairments, as the expected future collections were less than the carrying values on these portfolios. The impairment recorded for the third quarter was $226,000 or 0.2% of the carrying value of all portfolios compared to $612,000 or 0.4% for last quarter.

                      The carrying value of all impaired portfolios as of September 30, 2003 aggregated $8.6 million or 6.2% of total carrying value of all purchased accounts receivable, down from $9.7 million and 6.8% as of June 30, 2003. Nonetheless, collections on impaired files during the quarter totaled $2 million of which $1.9 million was accounted for as amortization of carrying value and $100,000 as revenue from fully cost recovered portfolios.

                      The impairment charge in the third quarter of 2002 was $398,000 of 0.3% of the carrying value of all portfolios as of September 30, 2002. The carrying value of the impaired portfolios aggregated $6.5 million or 4.5% of the carrying value of all purchases accounts receivable at September 30, 2002.

                      One comment on future impairments. Any anticipated impairments have been taken into the current period. However, estimates in some files will be higher, some lower. Under generally accepted accounting principles, any material additional downward trends on previously impaired files will result in additional impairments in the future.

                      Conversely, once a portfolio is impaired, even if future expectations rise, the portfolio will be kept in an impaired status, and no revenue will be recognized until the cost of the portfolio is fully recovered. However, we do not expect that this year's impairments would exceed 2002 levels, absent any further deterioration of the economy.

                      Payroll and related and SG&A expenses were all in line with expectations for the quarter.

                      As we have stated previously, these expenses are very small compared to the servicing fee component of our expense structure. This gives us an advantage by keeping our expense structure variable and scalable.

                      Operating expenses other than servicing fees decreased to $1.4 million this quarter from $2 million last quarter or $1.5 million in the third quarter of last year. These other operating expenses decreased over last quarter principally due to lower impairment expenses recorded this quarter compared to last quarter.

                      Included in SG&A expenses this quarter was $120,000 in court costs and filing fees. Separately included in revenue was $24,000 of court cost and filing fee reimbursements, or cost returns.

                      Last quarter, the expense for court costs and filing fees was $140,000, and the reimbursement was $34,000. As mentioned last quarter, NCO and NCPM have renegotiated how court costs and related filing fees for referrals to collection attorneys are billed to NCPM. Since NCO is responsible for the operational decisions on referrals, the companies have agreed that, effective with the second quarter of 2003, NCO will pay most court costs and filing fees, and NCO will be reimbursed from most debtor payments before any principal and interest are paid by the debtor. Consequently, NCPM experienced a reduction in court costs and filing fees, and cost returns from reimbursements this quarter. These expenses and related revenue can be expected to continue at third quarter levels.

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                      Operating income for the quarter was $5.1 million. Last
                      quarter, operating income was $4 million. For the third quarter of last year, operating income was $5.9 million.

                      We have experienced compression in our operating income this quarter compared to the third quarter of last year. Lower collections on existing files and the effect this has on yields, targeted lower yields generally, on current year purchases, impairments and somewhat higher servicing rates, have resulted in a lower margin.

                      Other income and expenses relate principally to interest expense. Interest expense incurred on the funds borrowed to finance purchases of portfolios, both through the NCO Group credit facility as well as the Cargill facility for larger purchases.

                      Interest is also incurred on borrowed funds to finance the acquisition of Creditrust, and to finance the securitized debt assumed in the merger.

                      Interest expense was $2.7 million this quarter compared to $2.8 million in the second quarter and $2.1 million last year.

                      Interest expense was in line with our expectations. Interest expense decreased somewhat over last quarter principally due to repayment of outstanding debt. Interest expense was higher over the third quarter of last year, principally due to increased borrowing from Cargill, offset by repayment on other outstanding debt.

                      Recapping our strong cash flow generation, the intercompany revolver was reduced from $33.9 million on September 30, 2002 to $25 million on September 30, 2003. The merger related secured debt was reduced from $36.6 million on September 30, 2002 to $33.7 million, September 30, 2003.

                      Cargill has been repaid $25.2 million on original borrowing of $34.4 million since August 2002, for a balance due on September 30 of only $9.2 million.

                      The company has reduced this outstanding debt from operating cash flows and cash flow from principal amortization on receivables, all the while making significant purchases with cash flow over the past 12 months.

                      Additionally, we continue to benefit from a very low cost of funds on two floating rate notes, one of which is the NCO Group credit facility.

                      Other income reported for the quarter was $722,000. This compares to $496,000 last quarter and $135,000 in the third quarter of last year.

                      The joint venture with Marlin continues to perform very well, $715,000 of this quarter's other income relates to earnings on the company's 50% interest in the joint venture. This compares to $479,000 last quarter. In the third quarter of last year, the joint venture produced $72,000 in other income. There are no additional impairment expenses this quarter in the joint venture. Our share of the carrying of the joint ventures impaired files at September 30, 2003, was $51,000 or 0.7% of the total of all purchased accounts receivable in the venture.

                      The balance of other income is interest earned on investment cash balances.

                      Income taxes were provided at the combined federal and state rate of 37.5% on income before minority interest. All of the tax provision is deferred principally because of using the cost recovery method of the income recognition on purchased receivables for income tax reporting and the utilization of the net operating loss carry forward acquired in the merger with Creditrust.

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                      Minority interest was $68,000 this quarter compared to
                      $66,000 last quarter, and none a year ago. As discussed in prior quarters, in December 2002 we purchased an 80% interest in a portfolio from a major financial institution in the United Kingdom.

                      We plan to make additional investments in the UK with NCO in the future if we find the attractive opportunities. However, minority interest is likely to decline in future quarters, absence additional purchases, as the underlying portfolio investment collects out and amortizes towards zero over the next four years.

                      Net income for the third quarter of 2003 was $1.9 million or 14 cents per share on a diluted basis. This compares with net income last quarter of $1 million or 8 cents per share on a diluted basis, and $2.4 million or 18 cents per share on a diluted basis in the third quarter of last year.

                      In conclusion, I have a few comments on the financial condition. The company's cash balances were $8.1 million in December 30, 2003.

                      Cash provided by operating activities was $3.3 million for the quarter.

                      Net cash provided by investing activities were $6.7 million broken down as follows: cash was provided by principal amortization on receivables of $17.9 million; cash was used to purchase receivables of $12 million. We incurred an additional deferred purchase price of $1.9 million during the quarter.

                      Cash was used to pay distributions to NCO UK on its 20% minority interest of $103,000. And, finally cash was provided by net distributions from the joint venture of $863,000.

                      One further clarification on purchases, cash flow used to make purchases does not include deferred purchase price to a seller, as in the case of our forward flow. Total cash and non-cash purchases were $13.9 million, somewhat below our expectations.

                      Purchases in the joint venture $5.5 million were purchased with $900,000 in cash and $4.6 million in financing. Our share of the cash purchase price was $450,000.

                      Net cash used by financing activities was $9.6 million during the quarter. Cash was used to repay $7.9 million on secured debt. Cash was used to repay $1.3 million on the credit facility with NCOG.

                      The credit facility now stands at $25 million outstanding. The maximum commitment is $28.75 million at September 30, 2003 and reduces to $25 million at December 31, 2003.

                      Cash was used to pay $443,000 in financing costs related to the amendment and extension of the due date on the NCOG facility.

                      Looking forward, the company's cash flow from operations, the principal amortization of receivables, while reduced by the economic slow down, is expected to provide sufficient cash to meet all of our obligations and provide sufficient cash flow for purchases of new receivables.

                      Thank you, ladies and gentlemen. This concludes my formal presentation.

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Michael Barrist:      Thanks Rick. Operator, can we please open up for
                      questions?

Operator:             At this time, I would like to remind everyone, if you have a questions, please press star then one. We'll pause for just a moment to compile the Q&A roster. And, your first question comes from David Scharf, JMP Securities.

David Scharf:         Good morning, it's David Scharf.

Michael Barrist:      Hey David.

David Scharf:         Hey, Michael, a couple of quick questions. First, on the
                      impaired portfolios, which I guess, are, you know, up to about 6% of the total receivables. When do you expect those to fully amortize? I mean, would that be a 2004 event?

Michael Barrist:      The portfolios continue to...

David Scharf:         In terms of cost recovery.

Michael Barrist:      Right, they continue to cost recover over the next several years, as we use a five year life. And, most of those portfolios are from more than two years ago. They come in over the next three years.

                      But, as Rick stated during the quarter, I think, the revenue for fully amortized portfolios is slightly over $100,000, and which would put in about $400,000 a year. And, I think, the number goes up next year and the next two years after that, as they bleed in as fully cost recovered.

David Scharf:         Okay, so - is it - just trying to gauge kind of when the
                      inflection point would be, when you start basically recognizing 100 cents on the dollar of collections. Is that more like an 2005 or 2006 or...

Michael Barrist:      Well, it's in 2004, 2005, and 2006. Now, because they're
                      in cost recovery, if they perform worse than expected when they go into impairment, you take additional impairment.
                      If they perform better, it just all goes to amortization.
                      So, if the portfolio historically has a five year life, the point when they payoff will be - in the aggregate at some point is less than five years.

David Scharf:         Right.

Michael Barrist:      So, considering that all of them for the most part are - I think, everything's over two years, isn't it Rick?

Rick Palmer:          Yes, pretty much.

Michael Barrist:      Yes, so from anywhere from, you know, 2004 through 2006 is when they will bleed in.

Rick Palmer:          I think, they'll still be some in 2006.

David Scharf:         Got you. And, can you help me a little bit with the math.
                      You know, your portfolio balances decline sequentially. It was lighter than expected purchase volumes, pretty strong collections.

                      But when I take the ending balance last quarter, subtract amortization and, then kind of add back a number for purchase volume to get to what you're showing in September, I come up with about roughly $10 million in purchases versus the $13.9 million you mentioned. Is it because of that sale or what am I missing?

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Rick Palmer:          You have 90%.  Hang on a second, David.

David Scharf:         Yes, I may be missing a line, just taking June's number -
                      subtracting the amortization and adding the $13.9. I come up with a bigger ending balance.

Rick Palmer:          What was your math, David?

David Scharf:         I just took the June balance of $146.3 and then I looked
                      at how much was amortized in September, which was I guess
                      $17.9, subtracted that. And, then to get to your ending
                      September balance of $138, the implication is about $10 million in purchasing.

Rick Palmer:          There's $13.9 million in purchasing.

David Scharf:         We can do that offline. Okay, last question. You know,
                      looking ahead in terms of the types of portfolios you're looking at, any shift there? I guess, the average price over 4 cents probably implies you might have a little bit of mix of semi-performing stuff in there and some stuff closer to the pressure side?

Michael Barrist:      You know, we watch the market every day. And, we see most
                      things that are in the market place. During the quarter, we added a dedicated sales resource to try and sell further into the lower to mid-size client range, the first time sellers for people that typically do not go to auction.

                      We have historically handled that through the general NCO sales force. But, we decided to put a dedicated product specialist into it. It's really just a mix of what's within the quarter.

                      I mean, some of our competitors also had some changes in the mix. It's really where you think the buys are and where the value is within your price range. We buy fresh charge off down through tertiary default.

                      And we're not afraid to play in any given market. It's just really what the mix is for a given quarter, what's in the market place, and where we get comfortable with the pricing.

David Scharf:         Got you.  Okay, thank you.

Operator:             Your next question comes from Yale Fergang, Royal Capital
                      Management.

Yale Fergang:         Hey, Michael, Rick.

Michael Barrist:      Hi.

Yale Fergang:         I understand you made a comment earlier, your
                      unwillingness to talk about the deal itself. But, obviously, you know, every other shareholder listening presumably is in the minority group.

                      If you guys could just simply comment on the process that you expect to take place in terms of the timing and everything? And, to the extent, the minority shareholder voice is going to be heard or taken into account?

Michael Barrist:      I can't comment on the process, because I'm not a part of
                      that process. What I will tell you is what I'm able to tell you, is that the independent committee was formed.
                      And, they hired professionals.

                      And, I think, at this point what I tell minority investors is you have to trust the process - that they're going to do the right thing by the investors. And I'm sure as soon as they have something, and they are ready to say what the process is going to be, and then they will make that public. But, I have not been a part of that process, so I do not have any idea.

Yale Fergang:         All right, yes, I mean, I've made a number of attempts to
                      contact people including yourself and just had not heard back, so. I will pursue it further offline.

Michael Barrist:      Thank you.

Operator:             At this time, you have no further questions. Are there any closing remarks?

Michael Barrist:      Yes, thank you. And, thank you everyone for joining our
                      call today. As always, please feel free to give Rick or myself a call with any further questions. And, we'll do our best to answer within the confine of regulation FD updates. Thank you.

Operator:             This concludes today's NCO Portfolio conference call. You
                      may now disconnect.


                                       END